Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

VIAD CORP

Viad Corp, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

First: That the name of this corporation is Viad Corp (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on December 16, 1991, under the name The New Dial Corp.

Second: The Board of Directors of the Corporation, acting in accordance with Sections 141 and 242 of the General Corporation Law, adopted resolutions amending the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate”), as follows:

Article I of the Certificate is hereby amended and restated in its entirety to read as follows:

“The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Pursuit Attractions and Hospitality, Inc.”

Third: All other provisions of the Certificate, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

Fourth: This Certificate of Amendment shall become effective on December 31, 2024 at 11:59 p.m. Eastern time.

In Witness Whereof, the undersigned authorized officer of the Corporation has caused this Certificate of Amendment to be signed as of December 31, 2024.

By:	/s/ Ellen Ingersoll
Ellen Ingersoll
Chief Financial Officer